Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-193619) on Form S-8 of our reports dated March 3, 2014 and February 20, 2013, with respect to the financial statements of Countrywide Energy Services, LLC as of December 31, 2013, 2012 and for the years then ended and for the period from May 9, 2011 to December 31, 2011, which reports appears in the December 31, 2013 annual report on Form 10-K of Rice Energy Inc.
/s/ Grossman Yanak & Ford LLP
Pittsburgh, Pennsylvania
March 21, 2014